                                  SCHEDULE 14A

                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Filed by Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  PROMUS HOTEL CORPORATION
--------------------------------------------------------------------------------
                      (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials:
     ---------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement no.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

       [LOGO]
                                                   PROMUS HOTEL CORPORATION
                                                 755 CROSSOVER LANE
                                                 MEMPHIS, TN 38117

                                 March 18, 1997

To Our Stockholders:

    You are cordially invited to attend the Promus Hotel Corporation Annual Meeting of Stockholders which will be held on April 23, 1997 at 11:00 a.m. at the Embassy Hall, Embassy Suites hotel, 1022 South Shady Grove Road, Memphis, Tennessee. All stockholders of record as of February 28, 1997 are entitled to vote at the Annual Meeting.

    The meeting will be held to elect four Class II directors, approve the Company's Bonus Replacement Options Plan and ratify the appointment of the Company's independent public accountants for the 1997 calendar year.

    Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented at the meeting. If you attend the meeting and desire to vote your shares personally, your form of proxy will be withheld from voting upon your request prior to the meeting. You may vote in person even if you have sent in your proxy card.

                                  Sincerely,

                                      [SIG]

                                  Michael D. Rose
                                  Chairman of the Board

                            PROMUS HOTEL CORPORATION

                               NOTICE OF MEETING

    The Annual Meeting of Stockholders of Promus Hotel Corporation will be held at Embassy Hall-Embassy Suites hotel, 1022 South Shady Grove Road, Memphis, Tennessee, on Wednesday, April 23, 1997 at 11:00 a.m., local time, to:

        1.  elect four Class II directors;

        2.  approve the Company's Bonus Replacement Options Plan;

        3. ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the 1997 calendar year; and

        4. transact such other business as may properly be brought before the meeting or any adjournments thereof.

    Stockholders of record at the close of business on February 28, 1997 are entitled to vote. The list of stockholders will be available for examination for the ten days prior to the meeting at Promus Hotel Corporation, Corporate Secretary's Office, 755 Crossover Lane, Memphis, Tennessee 38117.

    PLEASE COMPLETE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE.

                                          Ralph B. Lake
                                          Secretary

March 18, 1997

                                PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Promus Hotel Corporation ("Promus" or the "Company") for use at the Annual Meeting of Stockholders to be held on April 23, 1997 at 11:00 a.m., local time, at Embassy Hall-Embassy Suites hotel, 1022 South Shady Grove Road, Memphis, Tennessee, and at any adjournment thereof (the "Annual Meeting").

    The Company's principal executive offices are located at 755 Crossover Lane, Memphis, Tennessee 38117. A copy of the Company's 1996 Annual Report to Stockholders, this Proxy Statement and accompanying proxy card will be first mailed to stockholders on approximately March 21, 1997.

                               VOTING PROCEDURES

    At the Annual Meeting, you will be asked to consider and vote upon (a) the election of U. Bertram Ellis, Jr., Michael D. Rose, Michael I. Roth, and Ronald Terry as Class II directors on the Company's Board of Directors, (b) the approval of the Company's Bonus Replacement Options Plan ("BRO Plan"), and (c) the ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company.

    A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to sign, date and return the proxy card in the accompanying envelope, which is postage paid if mailed in the United States.

    You have three choices on each of the matters to be voted upon at the Annual Meeting. As to the election of directors, you may (a) vote for all of the director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify on the appropriate line. Concerning the approval of the BRO Plan and the ratification of the Company's independent accountants for 1997, you may, (a) vote "For" the item; (b) vote "Against" the item; or (c) "Abstain" from voting on the item. As discussed below, if you "Abstain" from voting, it will have the effect of a vote "Against" the item if a quorum is present.

    Stockholders may vote by either completing and returning the enclosed proxy card prior to the meeting, voting in person at the meeting, or submitting a signed proxy card at the meeting.

    YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

    You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering a written notice of revocation to the Secretary of the Company, by submitting a later dated proxy, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, constitute revocation of the proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating such person to act on your behalf.

    Each unrevoked proxy card properly signed and received prior to the close of the meeting will be voted as indicated. Unless otherwise specified on the proxy, the shares represented by a signed proxy card will be voted FOR the election of all director nominees, FOR the approval of the BRO Plan and FOR the ratification of Arthur Andersen LLP as the Company's independent public accountants for 1997.

    If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes. If a quorum is present, an abstention will have the effect of a vote against the matter.

    The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Promus common stock ("Common Stock") outstanding on February 28, 1997 will constitute a quorum.

    For participants in the Company's Employee Stock Ownership Plan, an appointed Plan Trustee will vote any shares held for a participant's account in accordance with the confidential voting instructions returned by the participant. If the instructions are not returned by the participant, the shares held by the Plan for such participant will not be voted.

    The Company's transfer agent, Continental Stock Transfer & Trust Company, will tabulate the votes. A representative of the transfer agent will be appointed as inspector at the Annual Meeting to count all votes and ballots and perform the other duties required of an inspector.

SHARES ENTITLED TO VOTE AND REQUIRED VOTE

    Stockholders of record at the close of business on February 28, 1997 are entitled to vote at the meeting. At that date, 51,425,460 shares of Common Stock were outstanding. The affirmative vote of the holders of a majority of the shares of Common Stock that are represented in person or by proxy at the meeting and entitled to vote is required to approve each matter to be voted on at the meeting. Each share of Common Stock is entitled to one vote.

                               BOARD OF DIRECTORS

GENERAL INFORMATION--ELECTION OF DIRECTORS

    The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides for a Board of Directors of not less than three nor more than 17 directors and authorizes the Board to determine the number within that range from time to time by the affirmative vote of a majority of the directors then in office. The current Board of Directors consists of 11 directors.

    In accordance with the Certificate of Incorporation, the Company's Board of Directors is divided into three classes with staggered three-year terms. Four Class II directors are to be elected at the 1997 Annual Meeting for a three-year term ending in 2000. Upon recommendation of the Human Resources Committee of the Board of Directors, U. Bertram Ellis, Jr., Michael D. Rose, Michael I. Roth, and Ronald Terry have been nominated by the Board of Directors for election to these Class II positions.

    In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy will be voted for any substitute nominee selected by the current Board of Directors. Management has no reason to believe, at this time, that the persons named will be unable or will decline to serve if elected, and each nominee has informed the Company that he will serve if elected.

OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

    Set forth in the following table is the beneficial ownership of Promus Common Stock as of March 14, 1997 for all current directors of the Company, including all nominees to the Board of Directors, the five executive officers of the Company named on page 16, all directors and executive officers as a group, and to the best of the Company's knowledge, beneficial owners of 5% or more of Promus Common Stock.

                                                                                                % OF SHARES
                                                                                            OUTSTANDING (NET OF
                                                                                             TREASURY SHARES)
                                                                                              AS OF MARCH 14,
NAME                                                                  AMOUNT OF SHARES (A)         1997
--------------------------------------------------------------------  --------------------  -------------------

Donald H. Dempsey...................................................            51,137               *

U. Bertram Ellis, Jr................................................            11,850               *

Debra J. Fields.....................................................              1,000            *

Christopher W. Hart.................................................              3,382            *

Thomas L. Keltner...................................................             36,099            *

C. Warren Neel......................................................              1,600            *

Ben C. Peternell....................................................            126,144   (b)        *

Michael D. Rose.....................................................          1,018,189   (c)           2.0%

Michael I. Roth.....................................................              8,015            *

Raymond E. Schultz..................................................            239,913            *

Jay Stein...........................................................            411,700            *

David C. Sullivan...................................................             96,650            *

Ronald Terry........................................................             80,066   (d)        *

All directors and executive officers as a group.....................          2,015,057               3.9%

Massachusetts Financial Services Company............................          6,674,411   (e)          13.0%
  500 Boylston Street
  Boston, MA 02116

The Prudential Insurance Company of America.........................          5,043,989   (f)            9.8%
  751 Broad Street
  Newark, NJ 07102-3777

American Express Financial Corporation..............................          3,335,749   (g)           6.5%
  IDS Tower 10
  Minneapolis, MN 55440

Putnam Investments, Inc.............................................          2,671,121   (h)           5.2%
  One Post Office Square
  Boston, MA 02109

------------------------

*   Indicates less than 1%

(a) The amounts shown include the following shares that may be acquired within 60 days pursuant to outstanding stock options: Mr. Dempsey, 27,273; Mr. Keltner, 29,815; Mr. Rose, 202,762 shares; Mr. Schultz, 140,593 shares; Mr. Sullivan 79,644 shares; all directors and executive officers as a group, 349,714 shares. Shares listed also include shares allocated to accounts under the Company's Savings and Retirement Plan as of February 28, 1997.

(b) Included in the shares for Mr. Peternell are 325 shares owned by a member of his family, in which shares he disclaims any beneficial interest.

(c) Includes 66,850 shares held by a charitable foundation of which Mr. Rose serves as a director. Mr. Rose has shared voting and investment power over these shares, but disclaims any other beneficial interest. Also, included in the shares for Mr. Rose are 8,846 shares owned by members of his family, in which shares he disclaims any beneficial interest.

(d) Included in the shares for Mr. Terry are 44,135 shares owned by members of his family, 2,400 shares in which he disclaims any beneficial interest.

(e) Massachusetts Financial Services Company ("MFS") is a registered investment advisor and has reported beneficial ownership of the shares listed, which shares are also beneficially owned by certain other non-reporting entities as well as MFS. MFS has sole voting power as to 6,595,961 shares and has sole dispositive power as to 6,674,411 shares. The source of this information is a Schedule 13G filed by MFS with the Securities and Exchange Commission on February 11, 1997. Ownership is reported as of December 31, 1996.

(f) The Prudential Insurance Company of America ("Prudential") is an insurance company and registered investment adviser. Of the shares listed, an aggregate of 5,017,000 shares (99.5%) are beneficially owned by Jennison Associates Capital Corp., a wholly owned subsidiary of Prudential ("Jennison"). Prudential has sole voting power as to 524,925 shares, shared voting power as to 4,011,139 shares, sole dispositive power as to 524,925 shares and shared dispositive power as to 4,519,064 shares. The source of this information is a Schedule 13G filed by Prudential with the Securities and Exchange Commission on February 5, 1997 and a Schedule 13G filed by Jennison with the Securities and Exchange Commission on February 3, 1997. Ownership is reported as of December 31, 1996.

(g) American Express Financial Corporation ("American Express Financial"), is a wholly owned subsidiary of American Express Company and a registered investment advisor and has reported beneficial ownership of the shares listed, in which shares American Express Company disclaims beneficial ownership. American Express Financial has shared voting power as to 1,823,449 shares and has shared dispositive power as to 3,335,749 shares. The source of this information is a Schedule 13G jointly filed by American Express Financial and American Express Company with the Securities and Exchange Commission on February 3, 1997. Ownership is reported as of December 31, 1996.

(h) Putnam Investments, Inc. ("PI") is a wholly owned subsidiary of Marsh & McLennan Companies, Inc. and owns two registered investment advisers: Putnam Investments Management, Inc., which is the investment adviser to the Putnam family of mutual funds and The Putnam Advisory Company, Inc., which is the investment adviser to Putnam's institutional clients. PI has shared voting power as to 70,200 shares and shared dispositive power as to 2,671,121 shares. The source of this information is a Schedule 13G filed by PI with the Securities and Exchange Commission on January 31, 1997. Ownership is reported as of December 31, 1996.

                           NOMINEES: CLASS II, TERM EXPIRES 2000

                 U. BERTRAM ELLIS, JR.
  [PHOTO]        Mr. Ellis, 43, has served as Chairman of the Board and Chief Executive
                 Officer of IXL Holdings, Inc., a multimedia company since 1996. Mr. Ellis served as President, Chief Executive Officer and Director of Ellis
                 Communications, Inc., an owner operator of television and radio stations from 1993 to 1996. During the period from 1992 to 1993, Mr. Ellis was
                 President and Chief Executive Officer of American Innovations, Inc., a
                 manufacturer of hairbows which filed a petition under Chapter 11 of the
                 U.S. Bankruptcy Code in 1993. He was President and Chief Executive Officer
                 of Act III Broadcasting, a broadcast group of eight stations, from 1986 to
                 1992. Mr. Ellis is also a director of NOVA Corporation. He has been a director of Promus since June 1995 and is a member of the Audit Committee and the Strategic Planning Committee.

                 MICHAEL D. ROSE
  [PHOTO]        Mr. Rose, 55, has served as Chairman of the Board of the Company since
                 April 1995. He served as Chairman of the Board of Harrah's Entertainment
                 Inc., from June 1995 until his retirement as of December 31, 1996. He also served as Chairman of the Board of The Promus Companies Incorporated from
                 November 1989 through June 1995 and Chief Executive Officer from November
                 1989 to April 1994. Mr. Rose is also a director of Ashland, Inc., First
                 Tennessee National Corporation, General Mills, Inc., Stein Mart, Inc., and
                 Darden Restaurants, Inc. He is Chairman of the Executive Committee.

                 MICHAEL I. ROTH
  [PHOTO]        Mr. Roth, 51, has served as Chairman of the Board and Chief Executive
                 Officer of Mutual of New York since 1994 and as a trustee of that company since 1991. He was President and Chief Operating Officer of Mutual of New
                 York from 1991 to 1993. Mr. Roth has been a director of Promus since June
                 1995 and is Chairman of the Audit Committee.

                 RONALD TERRY
  [PHOTO]        Mr. Terry, 66, served as Chairman of the Board of First Tennessee National
                 Corporation from 1973 until his retirement as of December 31, 1995. He was
                 Chief Executive Officer of that company from 1973 to April 1994 and
                 President from 1988 to August 1991. He served as a director of First
                 Tennessee National Corporation until April 16, 1996. He is currently a director of BellSouth Corporation & AutoZone, Inc. Mr. Terry has been a director of Promus since June 1995. He is Chairman of the Human Resources
                 Committee and is a member of the Executive Committee and the Strategic
                 Planning Committee.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

                           DIRECTORS: CLASS I, TERM EXPIRES 1999

                 DEBRA J. FIELDS
  [PHOTO]        Ms. Fields, 40, is the Co-Chairman of the Board of Mrs. Fields, Inc.,
                 served as Chairman of the Board from 1992 to 1996, and was President and
                 Chief Executive Officer of that company from 1991 to 1993. She has been a director of Outback Steakhouse, Inc. since January 1996. Ms. Fields has been a director of Promus since June 1995 and serves on the Audit
                 Committee.

                 C. WARREN NEEL
  [PHOTO]        Dr. Neel, 58 has acted as the Dean of the College of Business
                 Administration at The University of Tennessee, Knoxville since 1977. He also is a director of Clayton Homes, Inc., O'Charley's, Inc., American
                 HealthCorp., Inc. and Proffitt's, Inc. He has been a director of Promus since June 1995 and is a member of the Human Resources Committee and the
                 Strategic Planning Committee. Dr. Neel served on the Audit Committee until
                 July 17, 1996.

                 DAVID C. SULLIVAN
  [PHOTO]        Mr. Sullivan, 57, has been Director, Executive Vice President and Chief
                 Operating Officer of Promus since April 1995. From 1993 to 1995, he served as Executive Vice President and Chief Operating Officer of the Hotel
                 Division of The Promus Companies Incorporated. He was Senior Vice President
                 of Development and Operations of Hampton Inn/Homewood Suites Hotel Division
                 from 1991 to 1993.

                          DIRECTORS: CLASS III, TERM EXPIRES 1998

                 CHRISTOPHER W. HART
  [PHOTO]        Dr. Hart, 46, has served as President of Spire Group, Ltd., a management consulting and executive education firm since March 1990. He has been a director of Promus since June 1995 and is a member of the Audit Committee.
                 Dr. Hart served on the Human Resources Committee until July 17, 1996.

                 BEN C. PETERNELL
  [PHOTO]        Mr. Peternell, 51, is Senior Vice President of Human Resources and
                 Communications of Harrah's Entertainment, Inc. and previously served in that position with The Promus Companies Incorporated beginning in 1989. He has been a director of Promus since June 1995 and is a member of the
                 Executive Committee and the Strategic Planning Committee. In February 1997,
                 Mr. Peternell was elected to the Human Resources Committee.

                 RAYMOND E. SCHULTZ
  [PHOTO]        Mr. Schultz, 63, has been President, Chief Executive Officer and Director of Promus since April 1995. From 1993 to 1995 he served as President and
                 Chief Executive Officer of the Hotel Division of The Promus Companies
                 Incorporated. He was the President and Chief Executive Officer of Hampton
                 Inn/Homewood Suites Hotel Division from 1991 to 1993. He is a member of the
                 Executive Committee.

                 JAY STEIN
  [PHOTO]        Mr. Stein, 51, has served as Chairman of the Board and Chief Executive
                 Officer of Stein Mart, Inc. since 1990. Mr. Stein is also a director of
                 Barnett Bank of Jacksonville and American Heritage Life Insurance Company.
                 He has been a director of Promus since June 1995, is Chairman of the
                 Strategic Planning Committee, and is a member of the Human Resources
                 Committee.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company are paid an annual retainer fee of $25,000 plus $1,500 for each Board meeting and $1,200 for each committee meeting they attend. Committee chairmen are paid an additional $800 for each committee meeting attended. Effective May 1, 1996, the Company's 1996 Non-Management Directors Stock Incentive Plan ("Stock Plan") required that one-half of all amounts received as directors' fees be paid in the form of stock of the Company. The Stock Plan also provides that directors may elect to have the other one-half of their directors' fees paid in the form of Company stock and may elect to defer issuance of all shares under the Stock Plan until termination of service as a director. The deferred shares may be taken in a lump sum or in up to ten annual installments.

    Non-management directors may elect to receive the balance of their directors' fees in cash, or may elect to defer receipt of fees pursuant to the Company's Deferred Compensation Plan. Amounts deferred earn interest at an annual rate equal to the average daily balance multiplied by the average of the prime rates announced by Citibank, N.A. on the first business day of each calendar quarter during the year.

    Each non-management director is also provided with travel accident insurance of $500,000 while traveling on behalf of the Company and the opportunity to participate in the Company's standard group health, dental and vision care insurance plans. During 1996, the total cost to the Company for these insurance benefits was $9,383.33 for three non-management directors who elected to participate in the plans.

    In June 1995 each non-management director was awarded 1,000 shares of restricted stock under the Company's 1995 Restricted Stock Plan, which shares will vest in annual 200 share installments over a five year period.

MEETINGS

    The Board of Directors met six times during 1996. During the year, attendance at Board meetings averaged 91% and attendance at Committee meetings averaged 97%. In 1996, all incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served.

AUDIT COMMITTEE

    The Audit Committee, which met four times in 1996, (1) recommends annually to the Board of Directors the independent public accountants for the Company and its direct or indirect subsidiaries; (2) meets with the independent public accountants concerning their audit, their evaluation of the Company's financial statements, accounting developments that may affect the Company and their nonaudit services; (3) meets with management and the internal auditors concerning similar matters; and (4) makes recommendations to all of the aforesaid groups that it deems appropriate.

HUMAN RESOURCES COMMITTEE

    The Human Resources Committee acts as the nominating committee of the Board of Directors. The Committee, which met five times during 1996, considers and makes recommendations to the Board of Directors concerning the size and composition of the Board, the number of non-management directors, the qualifications of members and potential nominees for membership, the compensation of directors, membership of committees of the Board and certain administrative matters. The Human Resources Committee considers nominees recommended by stockholders. Detailed resumes of business experience and personal data of potential nominees may be submitted to the Corporate Secretary.

    The Human Resources Committee also approves the annual compensation of corporate officers who are members of the Board of Directors and administers the Company's bonus, restricted stock, stock option and other incentive compensation plans. The Committee also makes various decisions and policy determinations in connection with the Company's Savings and Retirement Plans and Employee Stock Ownership Plan.

EXECUTIVE COMMITTEE

    During the intervals between meetings of the Board of Directors, the Executive Committee, subject to specified limitations, may act on behalf of the Board. Action taken by the Executive Committee is reported to the Board of Directors at its first meeting following such action. Without specific delegated authority, the Executive Committee may not declare dividends, except current quarterly dividends not in excess of those last declared by the Board of Directors and may not increase or decrease the number of directors or appoint new directors. Unless within an overall plan previously approved by the Board of Directors, action taken by the Executive Committee approving a transaction in excess of $50,000,000 is subject to revision or rescission by the Board of Directors at the Board's first meeting following such action. This committee did not meet during 1996.

STRATEGIC PLANNING COMMITTEE

    The Strategic Planning Committee was established in order to evaluate, review with the Company's management and advise the Board of Directors on any proposals related to the strategic direction of the Company. This committee did not meet during 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Terry and Stein, each of whom is a non-employee director, served as members of the Company's Human Resources Committee, which is the Company's compensation committee. Dr. Hart served as a member of the Human Resources Committee until July 17, 1996, at which time Dr. Neel joined the Human Resources Committee and Dr. Hart resigned from the Human Resources Committee and was appointed to the Audit Committee. Mr. Peternell joined the Human Resources Committee in February 1997. Mr. Rose, Chairman of the Board of the Company, is a director of First Tennessee National Corporation and serves on its human resources committee. Mr. Terry served as a director of First Tennessee National Corporation until April 1996. Mr. Rose is also a director of Stein Mart, Inc. Mr. Stein serves as Chairman of the Board and Chief Executive Officer of Stein Mart, Inc.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of Company common stock and to furnish the Company with copies of all forms filed. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the past fiscal year all Section 16(a) filing requirements applicable to its officers and directors were complied with, except that Ralph
B. Lake filed one report covering one transaction late. The transaction was not subject to short swing profit liability under Section 16(b) of the Act.

                    REPORT OF THE HUMAN RESOURCES COMMITTEE

                           ON EXECUTIVE COMPENSATION

    The Company's Bylaws require the Board of Directors, or a committee of the Board of Directors, to determine executive compensation. The Board of Directors has designated the Human Resources Committee (referred to in this section of the proxy statement as the "Committee") to perform this function in addition to other duties listed above in the section entitled "Board of Directors". The Committee is composed entirely of "non-employee directors", as defined by SEC rules. Acting pursuant to SEC rules, the Committee has set forth below its report on the Company's compensation policy applicable to executive officers and the basis for compensation of the Company's Chief Executive Officer ("CEO") during 1996.

    The Company's executive compensation policy is designed to attract and retain high caliber executives and motivate them to superior performance for the benefit of the Company's stockholders. Approximately 70% of the executive officers' target compensation potential, which may be received annually, is at risk based on Company performance and total shareholder return (as described below).

    When the Company's performance does not meet criteria established by the Committee, incentive compensation is reduced accordingly. Executive compensation consists generally of the following components: base salary, annual incentive bonus, long term incentive awards tied directly to the performance of the Company's stock, deferral of compensation at above-market rates (in lieu of a qualified pension plan) and customary employee and other benefits typically offered to similarly situated executives. Base salaries are linked to competitive factors and salary increases are based on merit. The annual bonus program is competitively-based and provides incentive compensation based on the Company's annual performance. For 1996, the annual bonus for the CEO, the Chairman and other executives, was based on objectives that include (i) a targeted level of pretax earnings for the Company, (ii) a targeted level of development (construction starts) for all of the Company's hotel brands, and
(iii) a targeted percentage of guest satisfaction for all hotel brands of the Company. The operating income target is the target contained in the Company's annual plan approved by the Board of Directors. The target is calculated before interest expense, extraordinary items, property transactions and minority interests. The annual bonus program also provides stretch bonus opportunities for performance above aggressive targets. The Company's objective is to provide cash compensation opportunities for executive officers (salary and annual bonus) that are targeted at the median range of the competitive market. Data on the competitive market was provided by an independent consulting firm, and based on the data, the Committee selected a group of companies (the "comparator group") representative of those companies against which the Company competes for executive talent. The comparator group consists of companies that are either in the hotel or a related service industry, are of similar size to the Company, have strong brand recognition, or are located near the Company. The comparator group is different from the peer group included in the performance comparison graph on page , although some companies in this peer group may be included in the comparator group, because the Committee believes it competes for executive talent with a broad range of companies.

    Long term incentive awards consist of stock options and restricted stock specifically approved by the Committee for each executive officer and other Plan participants and are granted in the sole discretion of the Committee. The amount of a stock option award is dependent neither on past corporate performance, nor on the amount of options previously granted to the executive officers. The amount is generally tied to and a function of salary grade level. The actual value of the stock compensation vesting each year is dependent on the market value of the Company's common stock. Based on an assessment of competitive factors, the Committee determines an award that is suitable for providing an adequate incentive for both performance and retention purposes. Awards are generally granted with a vesting period extending four to five years from the initial grant date. In order to align the interests of senior executives with the interests of stockholders, the Committee's current policy regarding stock awards is to grant stock options exclusively. However, the Committee has reserved the right to grant restricted stock as it deems appropriate. The Company's stock fund within its 401(k) plan and the proposed Bonus Replacement Options Plan described on page 22 of this Proxy are also tied to corporate performance. Other benefits provided to the executive officers are not tied to corporate performance.

    Senior executives may defer the receipt of a portion of their cash compensation pursuant to the Executive Deferred Compensation Plan ("EDCP"), whereby amounts, while deferred, earn interest at a termination rate or at a retirement rate, both of which rates are approved annually by the Human Resources Committee. Prior to 1996, the termination rate for deferrals was 8.5% and the retirement rate was 15.5%. The termination rate for 1996 deferrals was 8.5% and the retirement rate was 13%. For 1997, the termination rate and retirement rate will each remain the same. The retirement rate is intended to encourage long-term service and provide a substantial retirement benefit since the Company does not have a qualified pension plan. Therefore, only those participants who meet the service requirements of the EDCP will receive interest at the retirement rate. A participant generally will receive the retirement rate when he or she retires. Amounts deferred under the EDCP may be paid in a lump sum or in installments, as selected by the participant when making the deferral election.

    The Company has purchased company-owned life insurance policies to fund future payments under the EDCP. In purchasing these life insurance policies, certain assumptions have been made regarding mortality experience, interest rates and policy dividends. The Company expects to recover policy premiums and the net cost of benefits paid under the EDCP through the operation of these insurance contracts. Participants in the EDCP have no rights in the insurance policies. The life insurance policies are owned by the Company.

    All compensation paid to executive officers during 1996 is fully deductible by the Company for federal income tax purposes. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies such as the Company for compensation exceeding $1,000,000 paid during the tax year to the Chief Executive Officer and the four other highest paid executive officers at year end. Certain performance-based compensation is not subject to the deduction limit under Section 162(m) of the Internal Revenue Code. In 1995 the Company adopted a Key Executive Officer Annual Incentive Plan to ensure that bonuses paid under the Company's annual bonus plan qualify as tax deductible compensation. It is the Committee's practice to consider ways to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

CHIEF EXECUTIVE OFFICER'S COMPENSATION.

    Base salary: The Chief Executive Officer's ("CEO") base salary is established by his rights under his employment agreement, approved by the Committee. The base salary is reviewed each year by the Committee and is subject to merit increases based primarily on the CEO's achievement of performance objectives and the current salary of the CEO. In 1996, the Committee selected the comparator group for compensation purposes for the first time since the Company was established as a separate publicly traded company. At that time, the Committee made a one-time adjustment to the salaries of key executive officers of the Company to bring their compensation closer to the median range of the competitive market represented by the comparator group. As a result, Mr. Schultz received a 52% increase in his base salary from the level it was as a group officer prior to the spin-off in June, 1995. Performance objectives of the CEO are approved annually by the Committee and the full Board of Directors. These objectives vary from year to year but in general relate to such matters as insuring an in-depth and skilled organizational structure to operate the Company's business, positioning the Company for significant growth and achieving the Company's annual business plan and its various financial goals. The Committee's assessment of the CEO's performance is based on a subjective review of his performance against these objectives. The Committee approved a merit salary increase of 5% for Mr. Schultz in February of 1997 based on the Company's performance and Mr. Schultz's personal objectives. Although no specific weights are assigned to any particular objective, a greater emphasis is placed on corporate and personal performance than on competitive practices within the industry. Base salary is intended to represent approximately 30% of the CEO's total target compensation potential.

    Annual Bonus: As discussed above, the target bonus is established for the CEO that will result in a payment of up to 60% of the CEO's base salary if the bonus objectives are achieved. This percentage of salary increases or decreases, on a matrix (the "bonus matrix"), in relation to the target objectives. The Company's degree of success in reaching these targets determines a payout of 0% to 100% of the annual target bonus potential. Additional bonus amounts can be awarded for performance above 100% of the operating income objective. In 1996 the maximum bonus potential was 120% of the CEO's salary. Consistent with the Company's desire to provide cash compensation (salary and bonus) at the median range of the competitive market for 1997, the Committee lowered the maximum bonus for the CEO to 90% of salary and made commensurate reductions for all other senior executives. In addition, the Committee set operating income as the sole bonus objective.

    After the end of the fiscal year, the Committee determines the extent to which the targeted corporate objectives have been achieved. A bonus pool for all corporate management employees in the bonus plan is then established by multiplying (i) an amount equal to the specific percentage of salary hypothetically payable to each individual in the plan, based on the objectives achieved, by (ii) each individual's salary. These amounts are then combined to create a corporate bonus pool. If the Committee determines that a minimum operating income target was not achieved, then no bonus pool is established and no bonuses are paid unless an exception were to be approved by the Committee because of unusual circumstances. If an exception were approved, it would be a subjective decision by the Committee and consistent with any applicable requirements of the Company's Key Executive Officer Annual Incentive Plan and
Section 162(m) of the Internal Revenue Code (described above). In February 1997, the Committee approved the Company's operating income and performance objectives for the 1996 plan year. The bonus payable to the Chief Executive Officer from the bonus pool is the percentage of salary that is payable based solely on the result achieved under the bonus matrix. The total bonus pool established for all corporate employees eligible for the Plan cannot be exceeded. For 1996, the Committee determined that the Company exceeded each of its performance objectives and thus the bonus for 1996 performance that was paid to executive officers was greater than the target bonuses. If the proposed Bonus Replacement Options Plan is approved by the stockholders, then the CEO and other participants may elect to receive up to 100% of their 1996 annual bonus in non-qualified options to purchase shares of Common Stock pursuant to the Company's Bonus Replacement Options Plan.

    Stock Awards: The CEO is granted a stock option award which will give the CEO an estimated dollar value of stock compensation (the difference between the option price and an estimated future market price of the stock) vesting each year which is equal to a specific percentage of the CEO's salary. The CEO's annual stock compensation value is currently targeted at 200% of salary. Dollar value of the award is based on estimated annual increases in the market value of the Common Stock in the future in order to reach the targeted level of compensation. There is no certainty or assurance that such increases will occur. The applicable percentage of salary, as a measure of stock compensation, is determined for the CEO after the Committee reviews the market level equity incentive awards granted to comparably-ranked executives in the comparator group. The Committee's practice is to approve awards each year for the CEO. This results in stock options being granted annually at new option prices each year. The amount of the stock option award is not dependent on past corporate performance nor on the amount of options previously granted to the CEO. The actual value of the stock compensation vesting each year is dependent on the market value of the Company's Common Stock.

    Other benefits: The CEO's compensation reported in the Summary Compensation Table also includes accrual of above-market rates of interest on compensation deferred under the EDCP and matching contributions to the Promus Savings and Retirement Plan, which, except for the Company's stock fund in its Savings and Retirement Plan, are not directly based on the Company's performance. Generally the EDCP requires that interest on the amount deferred be paid at the termination rate of accrual if termination occurs prior to retirement.

OTHER EXECUTIVE OFFICER COMPENSATION.

    Base salary: Base salary for executive officers other than the CEO are reviewed each year and merit increases are based primarily on (i) an executive's achievement of performance objectives, and (ii) the current salary of the executive within the salary range for his or her grade level. Greater weight is normally given to the achievement of objectives rather than the executive's current salary level within the range of his or her grade level, although specific weights for each factor have not been established. Salary can be substantially increased if an executive is promoted to a higher position with greater responsibilities. The objectives of the executive officers, other than the CEO, are approved by the CEO. These objectives relate to achieving functional goals and financial objectives within the executive's assigned area of responsibility. For example, an objective could relate to completion of a project assigned to that executive's area of responsibility. The CEO's assessment of the performance of the Chief Operating Officer and other executive officers is based on the subjective review of each executive's performance. Specific weights are not given to each objective in this assessment. The Committee approves merit salary increases for all management directors. The CEO, and the Chairman in some cases, approves merit salary increases for the other executive officers and such increases are reviewed by the Committee. It is the Company's policy to maintain a competitive salary commensurate with the duties and responsibilities of the executive officers. Base salary is intended to represent approximately 30% of an executive's total target compensation potential.

    Annual bonus: Executive officers' annual bonus is based on the same objectives discussed in the CEO's compensation above. For executive officers, the target bonus for achieving 100% of the operating income target ranges from 45% to 50% of their base salary. For performance above 100% of the operating income target in 1996, the annual bonus is increased on a graduated scale to a maximum of 90% to 100% of their base salary. The annual bonus payable to the Chairman from the bonus pool is the percentage of salary that is payable based solely on the result achieved under the bonus matrix, discussed above. The annual bonuses of the other executive officers depend on the percentage of salary payable on the bonus matrix (Company performance) as well as an assessment of their achievement of personal objectives (personal performance). Personal objectives for bonuses are the same objectives that are evaluated for purposes of merit salary increases as discussed above. The assessment of personal objectives is a subjective evaluation by the CEO. As a result of the assessment of personal objectives, the annual bonus of an executive officer (other than the Chairman and the CEO) may be higher or lower than shown on the bonus matrix. However, the total bonus pool established for all corporate employees eligible for the plan cannot be exceeded. If the proposed Bonus Replacement Options Plan is approved by the stockholders, then executive officers may elect to receive up to 100% of their 1996 bonuses in non-qualified options to purchase shares of Common Stock pursuant to the Company's Bonus Replacement Options Plan.

    Stock awards: The executive officers named in the Summary Compensation Table and the other executive officers participate in the Company's stock option plan. The performance criteria and grant of options are described above in the Chief Executive Officer's compensation. For executive officers, the Company has no other long-term incentive plans under which future awards will be made, so that long-term stock performance is the sole determinant of long-term incentive compensation.

    Other benefits: The Company has adopted certain broad based employee benefits plans in which executive officers participate and certain other retirement, life, and health insurance plans, and provides customary personal benefits. Except for the Company's stock fund within its Savings and Retirement Plan, the benefits under these plans are not tied to corporate performance. The executive officers named in the Summary Compensation Table participate in the benefits under the EDCP as described above with respect to the CEO.

                                          HUMAN RESOURCES COMMITTEE

                                          RONALD TERRY (CHAIRMAN)

                                          JAY STEIN

                                          C. WARREN NEEL

                       PERFORMANCE OF PROMUS COMMON STOCK

    Set forth below is a line graph comparing the total cumulative return of the Company's Common Stock to (a) the Standard & Poor's 500 Stock Index (the "S&P 500 Index"), and (b) a group of peer issuers with similar businesses. See Note
(1). The graph assumes the reinvestment of dividends.

                COMPARISON OF 19 MONTH CUMULATIVE TOTAL RETURN*
               AMONG PROMUS HOTEL CORPORATION, THE S&P 500 INDEX
                                AND A PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           PROMUS HOTEL CORPORATION    PEER GROUP    S&P 500
Jun-95                           100           100        100
Jul-95                           112           103        103
Aug-95                            97           100        104
Sep-95                           103           102        108
Oct-95                           100           102        108
Nov-95                           101           103        112
Dec-95                           101           104        114
Jan-96                           114           115        118
Feb-96                           118           131        119
Mar-96                           118           132        121
Apr-96                           129           139        122
May-96                           125           140        126
Jun-96                           135           150        126
Jul-96                           124           139        120
Aug-96                           137           148        123
Sep-96                           128           153        130
Oct-96                           144           160        133
Nov-96                           147           156        144
Dec-96                           135           153        141
Jan-97                           148           157        150

------------------------

(1) The Peer Group companies consist of Host Marriott Corporation, Hilton Hotels Corporation, La Quinta Inns, Inc., Marriott International, Inc. and Doubletree Corporation.

                             EXECUTIVE COMPENSATION

    The Summary Compensation Table below sets forth certain compensation information concerning the Company's Chief Executive Officer and the four other most highly compensated officers of the Company for the year ended December 31, 1996. Compensation reflected in the following table includes compensation to the listed individuals as employees of The Promus Companies Incorporated from January 1, 1995 through June 30, 1995 and as employees of the Company from July 1, 1995 through December 31, 1995 except for Mr. Rose, for whom compensation is included as an employee of the Company from July 1, 1995 through December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                             COMPENSATION
                                     ANNUAL COMPENSATION($)                    AWARDS-
                      ----------------------------------------------------    SECURITIES
NAME AND                                                  OTHER ANNUAL        UNDERLYING     ALL OTHER
PRINCIPAL POSITION    YEAR  SALARY($)      BONUS($)(2) COMPENSATION($)(3)     OPTIONS(#)    COMPENSATION($)(4)
--------------------  ----  ----------     ---------   -------------------   ------------   ------------
Raymond E.            1996   $ 442,254      $458,815
  Schultz...........  1995     301,847      345,601
  President and
  Chief Executive
  Officer
                                                                               90,000        22$5,355
                                                                              130,945        176,204

Michael D. Rose       1996     259,134      269,754
  (1)...............  1995     125,000      150,000
  Chairman of the
  Board
                                                                               50,000        234,459
                                                                              123,648         99,777

David C. Sullivan...  1996     313,615      269,164
  Executive Vice      1995     227,692      224,231
  President, Chief
  Operating Officer
                                                                               50,000         61,059
                                                                               78,113         38,009

Thomas L. Keltner...  1996     209,769      180,955
  Senior Vice         1995     194,038      186,865
  President,
  Development
                                                                               28,000         29,190
                                                                               61,036         16,050

Donald H. Dempsey...  1996     206,558      177,567
  Senior Vice         1995     168,942      154,000
  President, Chief
  Financial Officer
                                                                               28,000         28,146
                                                                               40,527         20,347

--------------------------

(1) Mr. Rose entered into an employment agreement with the Company effective as of June 30, 1995, pursuant to which he spent up to 40% of his time in his capacity as Chairman and such other duties as directed by the Board during 1995 and 1996. Accordingly, his salary reflects compensation for the year ending December 31, 1996 and the period from June 30, 1995 through December 31, 1995 and his bonus is based on salary during this period. (See "Certain Employment Arrangements")

(2) If the proposed Bonus Replacement Options Plan is approved by the stockholders, Mr. Schultz has elected to receive 50% of his 1996 bonus under the BRO Plan, Mr. Rose 50%, Mr. Sullivan 10%, Mr. Keltner 20% and Mr. Dempsey 20%.

(3) Amounts of Other Annual Compensation for each individual named above aggregated less than (a) 10% of the total annual salary and bonus for each individual or (b) $50,000, whichever is less. Accordingly, no such amounts are included.

(4) All Other Compensation consists of (a) earnings in excess of market rates on deferred compensation balances and (b) matching contributions to the Promus Savings and Retirement Plan and other deferred compensation plans. Such amounts, respectively, were as follows for 1996: Mr. Schultz, $198,888 and $26,468; Mr. Rose, $219,614 and $14,845; Mr. Sullivan, $42,281 and $18,778;
    Mr. Keltner, $16,594 and $12,596; and Mr. Dempsey, $15,758 and $12,388; for
    1995: Mr. Schultz, $166,964 and $9,240; Mr. Rose, $99,777 and $0; Mr.
    Sullivan, $28,769 and $9,240; Mr. Keltner, $7,318 and $8,732; and Mr.
    Dempsey, $8,066 and $12,281.

    The following table sets forth certain information regarding grants of stock options made to the executive officers named in the Summary Compensation Table during 1996, including information as to the potential realizable value of such options at assumed annual rates of stock price appreciation for the ten year option terms. Additional information is provided concerning this potential realizable value for all optionees receiving option grants in 1996 and for all Promus stockholders.

                            OPTIONS GRANTED IN 1996

                                        INDIVIDUAL GRANTS OVER OPTION TERM
                                --------------------------------------------------
                                             % OF TOTAL                                      POTENTIAL REALIZABLE VALUE AT
                                 NUMBER OF     OPTIONS                                       ASSUMED ANNUAL RATES OF STOCK
                                SECURITIES   GRANTED TO                                           PRICE APPRECIATION
                                UNDERLYING    EMPLOYEES   EXERCISE OR                            OVER OPTION TERM (1)
                                  OPTIONS     IN FISCAL   BASE PRICE   EXPIRATION   -----------------------------------------------
NAME                            GRANTED(3)      YEAR        ($/SH)        DATE         0%             5%                 10%
------------------------------  -----------  -----------  -----------  -----------  ---------  -----------------  -----------------

Raymond E. Schultz............      90,000         11.2%   $  32.126     11/14/06   $   -      $       1,818,348  $       4,608,051

Michael D. Rose...............      50,000          6.2       32.126     11/14/06       -              1,010,193          2,560,029

David C. Sullivan.............      50,000          6.2       32.126     11/14/06       -              1,010,193          2,560,029

Thomas L. Keltner.............      28,000          3.5       32.126     11/14/06       -                565,708          1,433,616

Donald H. Dempsey.............      28,000          3.5       32.126     11/14/06       -                565,708          1,433,616

All Stockholders(2)...........         n/a          n/a          n/a          n/a       -          1,038,461,015      2,631,664,102

All Optionees.................     803,492        100.0       31.330(4)    various      -             15,831,340         40,119,724

All Optionees as a % of
  All Stockholders Gain.......         n/a          n/a          n/a          n/a       -                   1.52%              1.52%

------------------------

(1) The dollar amounts under these columns are the result of calculations at zero percent, five percent and ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. In the above table, the Company did not use an alternative formula for a grant valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) These amounts represent the appreciated value which holders of Common Stock would receive at the hypothetical zero, five and ten percent rates based on the market value of Common Stock outstanding at or near the option grant dates.

(3) Employees vest in the right to exercise these options over a four-year period. In general, major option awards are granted once a year. Options may also be granted at other times at the discretion of the Human Resources Committee based on promotions or similar reasons. See "Report of the Human Resources Committee on Executive Compensation" in this Proxy Statement for more information concerning stock option awards.

(4) Represents average exercise price of options granted to all optionees.

    The following table sets forth certain information concerning stock option exercises during 1996 by the executive officers named in the Summary Compensation Table.

                    AGGREGATED OPTION EXERCISES IN 1996 AND
                        DECEMBER 31, 1996 OPTION VALUES

                                                                                                               VALUE OF
                                                                                                              UNEXERCISED,
                                                                                                              IN-THE-MONEY
                                                                                   NUMBER OF SECURITIES       OPTIONS
                                                                                  UNDERLYING UNEXERCISED      AT DECEMBER
                                                                                       OPTIONS HELD               31,
                                                     SHARES                        AT DECEMBER 31, 1996       1996($)(1)
                                                    ACQUIRED         VALUE      ---------------------------   -----------
NAME                                             ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
-----------------------------------------------  --------------   -----------   -----------   -------------   -----------

Raymond E. Schultz.............................     --              --            103,513        228,112      $ 2,014,461

Michael D. Rose................................     --              --            126,048        230,813        2,486,651

David C. Sullivan..............................     --              --             44,280        147,174          673,958

Thomas L. Keltner..............................     --              --             11,522         89,660           48,781

Donald H. Dempsey..............................     --              --             13,035         71,928          201,694


NAME                                             UNEXERCISABLE
-----------------------------------------------  -------------
Raymond E. Schultz.............................   $  861,230
Michael D. Rose................................    1,907,328
David C. Sullivan..............................      720,173
Thomas L. Keltner..............................      316,281
Donald H. Dempsey..............................      293,207

--------------------------

(1) Amount represents the difference between the aggregated option price of unexercised options and a $29.625 market price on December 31, 1996, which was the closing price of the Common Stock on the last trading day of 1996.

                        CERTAIN EMPLOYMENT ARRANGEMENTS

    The Board of Directors elected Mr. Schultz Chief Executive Officer of the Company effective July 1, 1995. Mr. Schultz also serves as President. Pursuant to an employment agreement with Mr. Schultz, the Company has agreed to employ Mr. Schultz as Chief Executive Officer of the Company from July 1, 1995 until December 31, 1999 at a current annual salary of $525,000, subject to merit increases as may be approved by the Human Resources Committee. During the term of his employment agreement, Mr. Schultz will continue to be eligible for his current benefits, including eligibility for bonus compensation and long-term incentive compensation in the form of stock options and restricted stock awards as may be approved by the Human Resources Committee. The Board reserves the right to terminate the employment agreement with or without cause and Mr. Schultz has the right to resign with good reason (as defined). If the agreement is terminated without cause or if he resigns for good reason, Mr. Schultz will receive two years' salary continuation and his stock options and any shares of restricted stock will continue in force during this period of time for vesting purposes. If the agreement is terminated for cause, or if he resigns without good reason as such term is defined in the agreement prior to June 30, 1997, his unvested options and any shares of restricted stock will be canceled and his salary will end. If Mr. Schultz retires after June 30, 1997, but prior to December 31, 1999, any stock options and shares of restricted stock scheduled to vest during the two years after the date of retirement will vest immediately upon the date of retirement. If he retires after December 31, 1999, all unvested stock options and shares of restricted stock will vest immediately upon the date of retirement. He will be entitled to the retirement rate for his account under the Executive Deferred Compensation Plan if he is terminated without cause or if he resigns for good reason. If a change in control were to occur during his employment agreement and his employment terminated voluntarily or involuntarily within two years after the change in control, Mr. Schultz would be entitled to receive the severance payments under his severance agreement (if then in force) in lieu of the salary and rights under his employment agreement.

    After the termination of his employment with the Company, Mr. Schultz will be entitled to receive group insurance benefits at the Company's cost for his lifetime similar to the benefits provided to any retired management director of the Company. Mr. Schultz's employment agreement provides for a non-competition covenant for a period of two years following termination of employment.

    The Board of Directors approved an employment agreement with Mr. Rose, whereby the Company agreed to employ Mr. Rose as Chairman of the Board, subject to his election to the Board of Directors, from June 30, 1995 until June 30, 2000. Mr. Rose receives an annual salary of $275,630, subject to merit increases as may be approved by the Human Resources Committee. The agreement can be extended on a year to year basis after June 30, 2000, pursuant to mutual agreement. At any time on or after April 30, 1996, Mr. Rose may voluntarily retire by giving the Company three months prior written notice of the effective date of such retirement. During the term of his employment agreement, Mr. Rose will continue to be eligible to participate in incentive compensation programs in the form of stock options and restricted stock awards as may be approved by the Human Resources Committee and to receive employee benefits. The Board reserves the right to terminate the employment agreement at any time with or without cause and Mr. Rose may resign for good reason (as defined). If the agreement is terminated by the Board without cause or if he resigns for good reason, his unvested stock options and any unvested shares of restricted stock held by him will vest at that time and he will continue to be employed as a consultant for two years or until June 30, 2000, whichever first occurs. If the agreement is terminated for cause or if he resigns without good reason, his unvested stock options and any unvested shares of restricted stock held by him will be canceled and his salary will end. The agreement further provides that such options will vest if he retires after April 30, 1996. If a change in control were to occur during the term of his employment agreement and his employment terminated voluntarily or involuntarily within two years after the change in control, Mr. Rose would be entitled to receive the severance payments under his severance agreement (if then in force) in lieu of the salary and rights under his employment agreement.

    In 1996, Mr. Rose was also employed as Chairman of the Board of Harrah's Entertainment, Inc., and pursuant to his employment agreement with the Company, he spent 40% of his time in his capacity as Chairman of the Company. Effective December 31, 1996, Mr. Rose retired as Chairman and a director of Harrah's. Under the Company's amended employment agreement with Mr. Rose, there is no limitation in the amount of time he spends on his duties as Chairman. The Company now provides to Mr. Rose additional employment related benefits similar to those he received at Harrah's.

    The Company has entered into severance agreements with certain corporate officers including each of the officers named on page 16. Each severance agreement provides for a compensation payment of 2.99 times the average "annual compensation" paid to such officer for the five preceding calendar years (the "Compensation Payment"), as well as accelerated payment or accelerated vesting of any compensation or awards payable to such officer under any incentive plan of the Company if the officer is terminated subsequent to a change in control of the Company, as defined in the severance agreements (the "Accelerated Payments") (collectively, the "Severance Payments"), with certain exceptions described below. With respect to restricted stock and stock options, such stock awards vest automatically upon a change of control. The "annual compensation" for purposes of determining the Compensation Payment under the severance agreement excludes restricted stock vesting and compensation or dividends related to restricted stock or stock options. A change in control is defined to occur whenever: (1) any person becomes the beneficial owner of 25% or more of the Company's then outstanding voting securities regardless of comparative voting power of such securities, (2) within a two-year period, members of the Board of Directors at the beginning of such period and approved successors no longer constitute a majority of such Board, or (3) holders of securities entitled to vote thereon approve a merger or consolidation (with certain exceptions) or a plan of complete liquidation.

    The officers are not entitled to the Compensation Payments subsequent to a change in control if their termination is (1) by the Company for cause (as defined), (2) a result of retirement or disability, or, except for Mr. Rose and Mr. Schultz, (3) voluntary and not for good reason (as defined). In the event that an executive officer becomes entitled to Severance Payments, which are subject to taxation under Section 4999 (the "Excise Tax") of the Internal Revenue Code, the severance payments provide that the Company shall pay the executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the officer after deduction of any Excise Tax on the Severance Payments and all Excise Tax and other taxes on the Gross-Up Payment shall equal the initial Severance Payments, subject to certain exceptions.

    Mr. Rose and Mr. Schultz are entitled to the Compensation Payments if, after a change in control of the Company, such executive's employment terminates involuntarily or he resigns. The other executive officers are entitled to the Compensation Payments subsequent to a change in control of the Company if the executive's employment is terminated involuntarily without cause or if the executive resigns with good reason (as defined).

    In addition, the severance agreements each provide that in the event of a potential change in control of the Company (as defined below): (1) the Company will deposit in escrow a sum of money sufficient to fund the Severance Payments in the event of a change in control of the Company, and (2) each executive officer will agree to remain in the employ of the Company for a certain period of time. A potential change in control of the Company is defined to occur whenever (1) the Company enters into an agreement which would result in a change in control of the Company, (2) any person publicly announces an intention to take action that would result in change of control of the Company, (3) any person, other than the trustee of an employee benefit plan of the Company, who is or becomes a beneficial owner of 9.5% of the combined voting power of the Company's then outstanding securities, increases his beneficial ownership of such securities by 5% or more over the percentage previously owned on the date of the severance agreement, or (4) the Board adopts a resolution to the effect that a potential change in control of the Company has occurred.

    Each severance agreement has a term of one calendar year and is renewed automatically each year starting January 1 unless the Company gives notice of the non-renewal of any such agreement by the preceding September 30. Each severance agreement provides that if a change in control occurs during the original or extended term of the agreement, then the agreement will automatically continue in effect for a period of 24 months beyond the month in which the change in control occurred.

    The Compensation Payments and Accelerated Payments, respectively, that would have been payable to the officers named on page 16 on January 1, 1997, if a change in control occurred and if such executives had been terminated as of that date would have been approximately: Mr. Schultz, $1,725,638 and $2,876,521; Mr. Rose, $2,361,637 and $4,393,979; Mr. Sullivan, $1,216,381 and $1,394,131; Mr.
Keltner, $890,958 and $370,538; and Mr. Dempsey, $738,837 and $506,958. Such
Accelerated Payments include the value of any unvested restricted stock, valued as of December 31, 1996, and the value, if any, of unvested stock options, the vesting of which would accelerate upon a change in control.

    The Company's executive officers participate in the Executive Deferred Compensation Plan which provides for two alternative interest rates, a termination rate and a retirement rate. See "Report of the Human Resources Committee" for more information concerning these rates. In the event of a change in control, as defined in the Executive Deferred Compensation Plan, a participant who is not yet entitled to the retirement rate will receive such rate if his employment is terminated within a 24 month period after the change in control. Consequently, if a change in control as defined in the Plan were to occur, these executive officers will be entitled to such rate on their Executive Deferred Compensation Plan account balances if their employment were to terminate within 24 months after the change in control.

    The Company has established an escrow fund and has deposited insurance policies and cash proceeds received from insurance policies into the escrow fund. This escrow fund assures the payment of benefits, as they accrue, to, among others, the executive officers which will be payable under the Executive Deferred Compensation Plan or other deferred compensation plans. Upon occurrence of a potential change in control of the Company, the Company also will place into this escrow fund the severance payments which become payable to the executive officers and certain other executives only following a change in control. The Company intends to increase the escrow fund, if necessary, to assure payment of future deferrals and also has the right to increase the escrow fund to pay premiums on the insurance policies and interest on policy loans. The escrow fund is subject to the claims of the Company's creditors in the case of the Company's insolvency or bankruptcy.

                              CERTAIN TRANSACTIONS

    Mr. Rose, Chairman of the Board of the Company during 1996, was also Chairman of the Board of Harrah's Entertainment, Inc. (formerly known as The Promus Companies Incorporated), the Company's former parent ("Parent"). Mr. Rose retired as Chairman and a director of Harrah's Entertainment, Inc. as of December 31, 1996. The Company and Parent have entered into a series of agreements that govern certain ongoing relationships between them and provide mechanisms for an orderly transition of the Company from a wholly owned, indirect subsidiary of Parent to a stand-alone, publicly-traded company ("Distribution"). The Company believes that the agreements contain terms generally comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties (although comparisons are difficult with respect to certain agreements that relate to the specific circumstances of the distribution). In some cases (such as the Distribution Agreement and the Tax Sharing Agreement, each as hereinafter defined) the agreements are comparable to those used by other companies in similar transactions.

    Prior to the Distribution date, the Company and Parent entered into a Distribution Agreement ("Distribution Agreement"), that provided for, among other things, (1) the transfer to the Company by the Parent of certain assets, liabilities and subsidiaries relating principally to the hotel business, and (2) the division of certain liabilities between Parent and the Company.

    Subject to certain exceptions, the Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate financial responsibility for the liabilities arising out of or in connection with the hotel business to the Company and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the casino business to parent and its retained subsidiaries. The agreements executed in connection with the Distribution Agreement also limit the Company's ability to make certain material dispositions of its assets, engage in certain repurchases of its capital stock or cease the active conduct of its business.

    On the Distribution date, Parent and the Company entered into an employee benefits allocation agreement, pursuant to which the Company generally assumed or retained, as the case may be, all liabilities under employee benefits plans of the Parent with respect to employees of the Company or any of its subsidiaries. The Company and Parent have also entered into a tax sharing agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Parent's business for tax years prior to the Distribution and with respect to certain tax attributes of Parent after the Distribution ("Tax Sharing Agreement"). In addition, the Company and Parent have entered into a noncompetition agreement and several information technology and other resource sharing agreements.

    Total net payment by the Company to Parent under the above-described agreements for the year ended December 31, 1996 was approximately $1,567,145.

    Mr. Ronald Terry, a director of the Company, retired as Chairman of First Tennessee National Corporation, the parent company of First Tennessee Bank National Association ("First Tennessee") on December 31, 1995, but remained a director of First Tennessee through April 1996. First Tennessee is one of the lending banks under a loan agreement which the Company has with several banks (the "Bank Facility"). Pursuant to the Bank Facility, First Tennessee has committed to loan to the Company's subsidiary, Promus Hotels, Inc., $15,000,000, representing a 4.28% share of the total commitment covered by the Bank Facility. As of December 31, 1996, $10,242,856.75 had been funded and $696,783.49 had been provided in the form of unfunded letters of credit. In connection with this commitment, First Tennessee received fees of $31,778.73 during the year ending December 31, 1996. The total discount received by First Tennessee in connection with credit card merchant processing for the Company and its subsidiaries in 1996 was $5,500,718.44.

    Ms. Debra Fields, a director of the Company, is an owner and a director of the Park City Group, a software consulting firm. During 1996, the Company entered into a license agreement for software from the Park City Group. Under the terms of this license agreement, the Company paid $650,000 of a $1,150,000 license fee and $180,564 for consulting services related to the software, for a total of approximately $830,564 during the year ending December 31, 1996.

            APPROVAL OF THE COMPANY'S BONUS REPLACEMENT OPTIONS PLAN

    The Board of Directors has adopted, subject to approval of the stockholders at the 1997 Annual Meeting, the Promus Hotel Corporation Bonus Replacement Options Plan (the "BRO Plan"). The purpose of the BRO Plan is to facilitate the ownership of Common Stock by management employees by permitting them to elect to receive all or a portion of their annual bonus in options to purchase Common Stock of the Company, thereby further aligning the interests of such employees with those of the stockholders. The BRO Plan authorizes the issuance of up to 3,000,000 shares of Common Stock, subject to adjustment as provided by the BRO Plan, from authorized but previously unissued shares. To the extent that an option under the BRO Plan is canceled, terminates, expires or lapses for any reason, any shares of Common Stock subject to the option will again be available for the grant of options under the BRO Plan. The following summary description of the BRO Plan is qualified in its entirety by reference to the full text of the BRO Plan, which is attached hereto as Appendix I.

    The BRO Plan is to be administered by the Human Resources Committee of the Board of Directors (referred to in this section of the Proxy Statement as the "Committee"). Under the BRO Plan, all management employees of the Company in grades 20 and above, and general managers of Company-managed hotels of Embassy Suites, Hampton Inn, Homewood Suites, Hampton Inn & Suites, properties of Embassy Vacation Resort, and management employees of other subsidiaries of the Company as determined by the Committee from time to time, will be eligible to participate in the BRO Plan.

    An eligible employee who elects to participate in the BRO Plan will have the opportunity to exchange some or all of the eligible employee's annual bonus (in whole percentage increments up to 100%) for non-qualified stock options to purchase shares of common stock ("Options"). In order to participate in the BRO Plan, eligible employees must submit a bonus deferral election form to the Committee or its designee prior to the end of the year preceding the year in which such bonus would otherwise be payable. Bonus deferral elections are irrevocable and shall be valid only for one year; new deferral elections must be made for participation in the BRO Plan for subsequent years. In order to participate in the BRO Plan for calendar year 1997, the Bonus Deferral Election Form must have been received by the Committee no later than December 27, 1996. Options will be granted under the BRO Plan on the dates on which the Committee approves Bonus-Replacement Options to employees. All Options are 100% vested and exercisable 90 days after the date of grant and have a 20 year term.

    The number of Options to be granted to an eligible employee will be determined on the basis of a conversion factor to be determined annually by the Committee (for 1997 bonus deferrals, the conversion factor will be 31.7% of the fair market value of the Common Stock, rounded to the nearest whole share). The number of shares subject to Option granted equals the amount of a participant's annual bonus elected to be deferred divided by the conversion factor. The total price paid by Optionees for shares acquired under this plan shall be equal to the Fair Market Value of the stock on the date of the option grant. Fifteen (15%) of the price will be paid at the time of and in the form of foregoing bonus prior to the grant of the option. The remaining exercise price per Share under each Option granted shall be 85% of the Fair Market Value per Share on the Option Grant Date.

    In the event of the participant's termination of employment for any reason other than death, total disability or retirement, the Options will expire on the earlier of (i) the expiration of the 20 year term or (ii) the third anniversary of the date of the participant's termination of employment. In the event of the participant's retirement, the Options will expire on the latter of (i) the expiration of the 20 year term, or (ii) the third anniversary of the date of the participant's retirement. In the event of the participant's death or permanent disability, the Options will expire on the third anniversary of the participant's death or disability.

    All Options will be evidenced by a written Option Agreement or certificate between the Company and the participant. The Option Agreement or certificate will include such provisions consistent with the BRO Plan as may be specified by the Committee.

    The Committee may terminate, amend or modify the BRO Plan at any time and for any reason without stockholder approval; provided, however, that the Committee may condition any amendment on the approval of stockholders of the Company, if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, amendment or modification of the BRO Plan shall adversely affect any Option previously granted under the BRO Plan without the written consent of the participant. The BRO Plan will become effective on the date it is approved by the shareholders and will expire on the tenth anniversary of its effective date unless the Plan is terminated earlier by the Board of Directors. Shares of the Company's Common Stock trade on the New York Stock Exchange and the closing price on March 14, 1997 was $35. All Options are nontransferable other than by will, the laws of descent and distribution, and, the Committee may, but need not, permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation and (ii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable Options. The consideration to be received by the Company for granting Options consists solely of foregone annual bonus compensation. Proceeds received by the Company upon the exercise of Options will be used for general corporate purposes.

    The grant of a non-qualified stock option does not result in any taxable income to the participant or on any tax deduction to the Company at the time of the grant. However, the Participant will realize ordinary income on the exercise of such an option in an amount equal to the excess of the fair market value of the Common Stock acquired upon the exercise of such Option over the exercise price. The Company will receive a corresponding deduction. The gain, if any, realized upon the subsequent disposition by the Participant of the Common Stock will constitute short- or long-term capital gain, depending on the Participant's holding period. If an Option is granted with an exercise price substantially less than the fair market value of the Common Stock on the date of grant, it is possible that the IRS could take the position that the participant will realize ordinary income on the date of grant in an amount equal to the excess of the fair market value of the Common Stock on the date of grant over the exercise price. If so, the Company would receive a corresponding deduction on the date of grant.

    The number of options to be received by eligible employees is not determinable until the stockholders' approval of the BRO Plan is obtained. However, subject to such stockholder approval at the 1997 Annual Meeting, Mr. Schultz has elected to receive 50% of his 1996 annual bonus under the BRO Plan, Mr. Rose 50%, Mr. Sullivan 10%, Mr. Keltner 20% and Mr. Dempsey 20%. Forty of the approximately 350 employees eligible under the BRO Plan have elected to participate for 1997 (their 1996 annual bonuses). If stockholder approval is not obtained, this Plan will be null and void.

    Although the employee directors have an interest in the BRO Plan, the Board of Directors believe that the BRO Plan is fair and in the best interest of the Company and its stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY'S BONUS REPLACEMENT OPTIONS PLAN AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE BRO PLAN UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, upon the recommendation of the Audit Committee and subject to ratification by the stockholders, has appointed Arthur Andersen LLP as the Company's independent public accountants for the 1997 calendar year. Arthur Andersen LLP served as the Company's independent public accountants in 1996. A representative of Arthur Andersen LLP will be present at the meeting and will be given an opportunity to make a statement and answer questions. If the appointment is not ratified or if Arthur Andersen LLP becomes incapable of serving in this capacity, or if their employment is terminated, the Board will appoint independent public accountants whose continued employment after the Annual Meeting in 1998 shall be subject to ratification by the stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1997 AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THEM UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

                               OTHER INFORMATION

    The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

COST OF SOLICITATION

    The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit and tabulate proxies. The Company has retained Continental Stock Transfer & Trust Company to assist in the solicitation of proxies with respect to shares of Promus Common Stock held of record by brokers, nominees and institutions. The estimated cost of the services of Continental is $5,000 plus expenses.

STOCKHOLDER PROPOSALS

    Any proposal to be considered for inclusion in the Company's Proxy Statement and form of proxy for presentation at the 1998 Annual Meeting of Stockholders, must be received at the Company's principal executive offices on or before November 14, 1997.

                                          By Direction of the Board of Directors

                                                       [SIG]

                                          RALPH B. LAKE
                                          SECRETARY

Memphis, Tennessee

March 18, 1997

                                   APPENDIX I
                            PROMUS HOTEL CORPORATION
                         BONUS REPLACEMENT OPTIONS PLAN

                                   ARTICLE 1
                              PURPOSE OF THE PLAN

    SECTION 1.1. PURPOSE. The purpose of the Promus Hotel Corporation Bonus Replacement Options Plan is to facilitate the ownership of Common Stock by management employees by permitting them to elect to receive all or a portion of their bonus in options to purchase Common Stock, thereby further aligning the interests of such employees with those of the stockholders.

                                   ARTICLE 2
                                  DEFINITIONS

    SECTION 2.1. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

    "Acquisition" has the meaning assigned such term in Section 8.3 hereof.

    "Acquisition Consideration" has the meaning assigned such term in Section
8.3 hereof.

    "Board" means the Board of Directors of the Company.

    "Bonus" means the cash bonus payable by the Company to an Eligible Employee for services to the Company or any of its affiliates, as such amount may be determined from time to time.

    "Committee" means the Human Resources Committee of the Board.

    "Company" means Promus Hotel Corporation, a Delaware corporation, or, where appropriate, its direct or indirect subsidiaries.

    "Disability" means disability as determined under the Company's long term disability program, whether or not the Optionee is covered under such program. If no such program is in effect, the Disability of a Participant shall be determined in good faith by the Committee.

    "Election Form" means a form, substantially in the form attached hereto as Exhibit A, pursuant to which an Eligible Employee elects to defer Bonus under the Plan.

    "Election Period" means the period designated by the Committee each year during which Eligible Employees may elect to receive Options in lieu of some or all of their Bonus. The Election Period shall end on or before December 31 of the calendar year immediately preceding the year in which the Eligible Employee's Bonus will be paid.

    "Eligible Employee" means (i) any management employee of the Company in grades 20 and higher (or comparable grade or employee group as determined by the Company), (ii) any general manager of Company-managed hotels of Embassy Suites, Hampton Inns, Homewood Suites, Hampton Inn and Suites, Hampton Vacation Resorts and Embassy Vacation Resorts, and (iii) any management employee of other subsidiaries of the Company, as determined by the Committee from time to time.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" means the average of the high and low sales prices of the Shares of Common Stock on the New York Stock Exchange on the day on which such value is to be determined or, if no such Shares were traded on such day, on the next preceding day on which such Shares were traded; provided, however, that if at any relevant time the Shares are not traded on the New York Stock Exchange, then "Fair Market Value" shall be determined by reference to the average of the high and low sales prices of the Shares on another national securities exchange, if applicable, or if the Shares are not traded on an exchange but are traded in the over-the-counter market, by reference to the average of the high and low sale prices or "asked" prices of the Shares in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System (Nasdaq) or other national quotation service.

    "Option" means an option to purchase Shares awarded under Article 5. Options granted under the Plan are not incentive stock options within the meaning of
Section 422 of the Internal Revenue Code.

    "Option Grant Date" means the date upon which an Option is granted to an Eligible Employee pursuant to Article 5.

    "Optionee" means an Eligible Employee of the Company to whom an Option has been granted or, in the event of such Eligible Employee's death prior to the expiration of an Option, such Eligible Employee's estate or other designated beneficiary.

    "Plan" means the Promus Hotel Corporation Bonus Replacement Options Plan.

    "Plan Administrator" means the Committee or its delegee of administrative duties under the Plan pursuant to Section 3.2.

    "Participant" means any Eligible Employee who is participating in the Plan.

    "Retirement" means termination of employment with the Company on or after the earlier of the date the Participant attains age fifty-five (55) with ten
(10) years of vested service or on or after the date the Participant attains age sixty (60). For purposes of this definition, years of vested service will be credited in accordance with the provisions of The Promus Hotel Corporation Savings and Retirement Plan. The Board reserves the right to provide different retirement requirements for different Participants.

    "Shares" means shares of the Common Stock, par value $0.10 per share, of the Company.

    "Stock Option Document" means a written agreement or certificate with an Eligible Employee from the Company evidencing an Option.

                                   ARTICLE 3
                           ADMINISTRATION OF THE PLAN

    SECTION 3.1. ADMINISTRATOR OF THE PLAN. The Plan shall be administered by the Committee.

    SECTION 3.2. AUTHORITY OF COMMITTEE. The Committee shall have full power and authority to: (i) interpret and construe the Plan and adopt such rules and regulations as it shall deem necessary and advisable to implement and administer the Plan, and (ii) designate persons other than members of the Committee or the Board to carry out its responsibilities, subject to such limitations, restrictions and conditions as it may prescribe, such determinations to be made in accordance with the Committee's best business judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan. The Committee may delegate administrative duties under the Plan to one or more agents as it shall deem necessary or advisable.

    SECTION 3.3. EFFECT OF COMMITTEE DETERMINATIONS. No member of the Committee or the Board or the Plan Administrator shall be personally liable for any action or determination made in good faith with respect to the Plan or any Option or to any settlement of any dispute between an Eligible Employee and the Company. Any decision or action taken by the Committee or the Board with respect to an Option or the administration or interpretation of the Plan shall be conclusive and binding upon all persons.

                                   ARTICLE 4
                                 PARTICIPATION

    SECTION 4.1. DEFERRED BONUS. An Eligible Employee may elect to defer up to 100% (in whole 1% increments) of his or her Bonus by conversion to Options in accordance with the terms of the Plan.

    SECTION 4.2. ELECTION TO PARTICIPATE. An Eligible Employee who wishes to defer Bonus for a calendar year must irrevocably elect to do so during the Election Period for such calendar year, by delivering a valid Election Form to the Plan Administrator. The Election Form shall indicate the percentage of Bonus to be converted to Options under the Plan. An Eligible Employee's participation in the Plan will be effective as of the first day of the year beginning after the Plan Administrator receives the Eligible Employee's Election Form.

    SECTION 4.3. IRREVOCABLE, ANNUAL ELECTION. Bonus deferral elections are irrevocable and shall be valid only for one year. New deferral elections must be made for participation in the Plan for subsequent years.

    SECTION 4.4. NO RIGHT TO CONTINUE AS AN EMPLOYEE. Nothing contained in the Plan shall be deemed to give any Eligible Employee the right to be retained as an employee of the Company or any of its affiliates.

    SECTION 4.5. NO RIGHTS AS STOCKHOLDER. No Option granted under the Plan will give the Optionee any of the rights of a stockholder of the Company unless and until Shares of Common Stock are in fact issued to such person upon exercise of such Option.

    SECTION 4.6. RESPONSIBILITY FOR INVESTMENT CHOICES. Each Participant is solely responsible for any decision to elect options in lieu of Bonus under the Plan and accepts all investment risks entailed by such decision, including the risk of loss and a decrease in the value of the amounts he or she elects to receive in options.

                                   ARTICLE 5
                                ELECTIVE OPTIONS

    Each Eligible Employee shall be granted Options subject to the following terms and conditions:

    SECTION 5.1. TIME OF GRANT. Options shall be granted to each Eligible Employee who, during the applicable Election Period, filed with the Committee or its designee a written irrevocable election to receive Options in lieu of all or a portion of such Eligible Employee's Bonus payable in the following year. Such Options will be granted on the later of (i) the effective date of the Plan, or
(ii) the date(s) on which the Committee approves the grant of Options. The Committee shall meet periodically during each year to approve the grant of Options under the Plan. Bonus amounts deferred by Eligible Employees that would otherwise become payable between such Committee meetings will be deferred, without interest, until the Committee next approves the grant of Options under the Plan.

    SECTION 5.2. NUMBER OF OPTIONS. The number of Shares subject to an Option granted pursuant to this Article 5 shall be the number of whole Shares equal to:

    A divided by (B times C), where:

    A = the dollar amount of the Bonus which the Eligible Employee has elected pursuant to Section 5.1 shall be payable in Options; and

    B = a fraction to be determined by the Committee from time to time (31.7% for calendar year 1997 and until subsequently changed by the Committee); and

    C = the Fair Market Value per Share on the Option Grant Date.

    In determining the number of Shares subject to an Option, any fraction of a Share will be rounded up to the next whole number of Shares.

    For 1997 Bonus deferrals, the conversion factor will be 31.7% of the Fair Market Value of the Common Stock, rounded to the nearest whole Share, as illustrated by the following example:

    Assume that a Participant has elected to defer $10,000 of his or her Bonus and that the Fair Market Value on the Option Grant Date is $30. Using a conversion factor of 31.7%, the Participant would be granted 1,052 Options in lieu of the $10,000 Bonus. $10,000 divided by (31.7% x $30 FMV) [$9.51] = 1,052
Options granted.

    SECTION 5.3. EXERCISE PRICE. The total price paid by Optionees for shares acquired under this plan shall be equal to the Fair Market Value of the stock on the date of the option grant. Fifteen (15%) of the price will be paid at the time of and in the form of foregoing bonus prior to the grant of the option. The remaining exercise price per Share under each Option granted pursuant to this
Article 5 shall be 85% of the Fair Market Value per Share on the Option Grant Date.

    SECTION 5.4. EXERCISE OF OPTIONS. Each Option shall be fully exercisable on and after that date which is 90 days after the Option Grant Date and shall not be exercisable prior to such date. Exercisable Options will remain exercisable for 20 years from the Option Grant Date unless sooner terminated as described below:

        (i) in the event of the Participant's termination of employment for any reason other than death, Disability or Retirement, the Options will expire on the earlier of (i) the expiration of the 20-year term, or (ii) the third anniversary of the date of the Participant's termination of employment;

        (ii) in the event of the Participant's Retirement, the Options will expire on the later of (i) the expiration of the 20-year term, or (ii) the third anniversary of the date of the Participant's Retirement; and

       (iii) in the event of the Participant's death or Disability, the Options will expire on the third anniversary of the date of the Participant's death or Disability.

    If a Participant exercises an Option after termination of employment, the Option may be exercised only with respect to the Shares that were exercisable on the date of the Participant's termination of employment. An Option, or portion thereof, may be exercised in whole or in part only with respect to whole Shares.

    SECTION 5.5. PAYMENT OF EXERCISE PRICE. Shares shall be issued to the Optionee pursuant to the exercise of an Option only upon receipt by the Company from the Optionee of payment in full of the exercise price.

The exercise price shall be payable in United States dollars upon the exercise of the Option and may be paid in cash, by check, or in Shares having a total Fair Market Value on the date of exercise equal to the exercise price; provided such Shares surrendered in payment of the exercise price have been held by the Optionee for at least six months. The Company may also permit the exercise price of an Option to be paid by withholding Shares (that would otherwise be obtained upon such exercise) having a Fair Market Value equal to the aggregate exercise price of the exercised Option. The Company may permit Optionees to use cashless exercise methods that are permitted by law and in connection therewith the Company may establish a cashless exercise program including a program where the commissions on the sale of stock subject to an exercised Option are paid by the Company.

    SECTION 5.6. STOCK OPTION DOCUMENT. Each Option granted under the Plan shall be evidenced by a Stock Option Document which shall be executed by an authorized officer of the Company. Such Stock Option Document shall contain provisions regarding (a) the number of Shares that may be issued upon exercise of the Option, (b) the exercise price per Share of the Option and the means of payment therefor, (c) the term of the Option, and (d) such other terms and conditions not inconsistent with the Plan as may be determined from time to time by the Committee.

    SECTION 5.7. TRANSFERABILITY OF OPTIONS. No Option shall be assignable or transferable by the Optionee other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable Options.

                                   ARTICLE 6
                           SHARES SUBJECT TO THE PLAN

    SECTION 6.1. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided in Article 8, the aggregate number of Shares which may be issued upon the exercise of Options shall not exceed 3,000,000 Shares, and there are hereby reserved for issuance under the Plan 3,000,000 Shares. To the extent that Shares subject to an outstanding Option are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such Option or by reason of the delivery of Shares (either actually or by attestation) to pay all or a portion of the exercise price of such Option, then such Shares shall again be available under the Plan. The maximum number of Options that may be granted during any one calendar year under the Plan to any one Eligible Employee shall be 1,000,000.

                                   ARTICLE 7
                           AMENDMENT AND TERMINATION

    SECTION 7.1. TERMINATION, SUSPENSION AND AMENDMENT. The Committee may terminate or suspend the Plan at any time, without stockholder approval. The Committee may amend the Plan at any time and for any reason without stockholder approval; provided, however, that the Committee may condition any amendment on the approval of stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No amendment or termination of the Plan shall adversely affect any Option previously granted under the Plan, without the written consent of the Optionee. No action authorized by this Article shall adversely change the terms and conditions of an outstanding Option without the Optionee's consent.

    SECTION 7.2. EXPIRATION. Unless earlier terminated by the Board, the Plan shall expire on the tenth anniversary of its effective date. No Options may be granted under the Plan thereafter, but Options granted prior thereto shall continue to be exercisable and may be exercised according to their terms.

                                   ARTICLE 8
                             ADJUSTMENT PROVISIONS

    SECTION 8.1. CHANGE IN CORPORATE STRUCTURE AFFECTING SHARES. If the Company shall at any time change the number of issued Shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Shares) or make a distribution of cash or property which has a substantial impact on the value of issued Shares, the total number of Shares reserved for issuance under the Plan shall be appropriately adjusted and the number of Shares covered by each outstanding Option and the purchase price per Share under each outstanding Option and the number of Shares underlying Options to be issued annually pursuant to Section 5.1 shall be adjusted so that the aggregate consideration payable to the Company and the value of each such Option shall not be changed.

    SECTION 8.2. CERTAIN REORGANIZATIONS. Notwithstanding any other provision of the Plan, and without affecting the number of Shares reserved or available hereunder, the Committee shall authorize the issuance, continuation or assumption of outstanding Options or provide for other equitable adjustments after changes in the Shares resulting from any merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Company is the continuing or surviving corporation, upon such terms and conditions as it may deem necessary to preserve Optionees' rights under the Plan.

    SECTION 8.3. ACQUISITIONS. In the case of any sale of assets, merger, consolidation or combination of the Company with or into another corporation other than a transaction in which the Company is the continuing or surviving corporation and which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an "Acquisition"), any Optionee who holds an outstanding Option shall have the right (subject to the provisions of the Plan and any limitation applicable to the Option) thereafter and during the term of the Option, to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of Shares which would have been obtained upon exercise of the Option or portion thereof, as the case may be, immediately prior to the Acquisition. The term "Acquisition Consideration" shall mean the kind and amount of shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one Share of the Company upon consummation of an Acquisition.

                                   ARTICLE 9
                                 MISCELLANEOUS

    SECTION 9.1. EFFECTIVE DATE. The Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of the holders of a majority of the Shares represented and entitled to vote at the 1997 annual meeting of stockholders, shall become effective as of the date of approval by the stockholders. If stockholder approval is not obtained at the 1997 annual meeting of stockholders, the Plan shall be null and void.

    SECTION 9.2. WITHHOLDING. The Committee has the authority to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan.

    SECTION 9.3. COMPLIANCE WITH SEC REGULATIONS. All grants and exercises of Options under the Plan shall be executed in accordance with the requirements of
Section 16 of the Exchange Act, as amended and any regulations promulgated thereunder, to the extent applicable. To the extent that any of the provisions contained herein do not conform with Rule 16b-3 of the Exchange Act or any amendments thereto or any successor regulation, then the Committee may make such modifications so as to conform the Plan and any Options granted thereunder to the Rule's requirements.

    SECTION 9.4. VALIDITY. In the event that any provision of the Plan or any related Stock Option Document is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan or any related Stock Option Document.

    SECTION 9.5. INUREMENT OF RIGHTS AND OBLIGATIONS. The rights and obligations under the Plan and any related agreements shall inure to the benefit of, and shall be binding upon the Company, its successors and assigns, and the Eligible Employees and their beneficiaries.

    SECTION 9.6. TITLES. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

    SECTION 9.7. GOVERNING LAW. The Plan shall be construed, governed and enforced in accordance with the law of Delaware, except as such laws are preempted by applicable federal law.

              LOCATION OF EMBASSY SUITES HOTEL--MEMPHIS, TENNESSEE

                                     [MAP]

    The following trademarks used in this document are owned by Promus Hotel
                      Corporation, its direct or indirect
       subsidiaries, or affiliates: Promus-Registered Trademark-, Embassy Suites-Registered Trademark-, Embassy Vacation Resort-Registered Trademark-,
 Hampton Inn-Registered Trademark-, Hampton Inn & Suites-Registered Trademark-,
                   and Homewood Suites-Registered Trademark-.

                                     [LOGO]

      [PHOTO]              [PHOTO]              [PHOTO]              [PHOTO]              [PHOTO]

      [LOGO]

                            PROMUS HOTEL CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of Promus Hotel Corporation hereby appoints Michael D. Rose, Raymond E. Schultz and Ralph B. Lake or any one of them, true and lawful proxies and attorneys, with full power of substitution to each, for, and in the name, place and stead of the undersigned, and with all the powers the undersigned would possess if present, to vote all stock of the undersigned in the Company at the Annual Meeting of Stockholders to be held on April 23, 1997, and any adjournment thereof. This Proxy also constitutes confidential voting instructions for the use of participants in the Company's Employee Stock Ownership Plan.

    The shares represented by this signed Proxy will be voted in accordance with the choices specified on the reverse side and such authority is hereby granted. If a choice is not specified, such shares will be voted FOR proposals 1, 2 and 3 and in accordance with the proxy's discretion on any other matter that may properly come before the meeting, and authority is hereby granted to do so. MANAGEMENT RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES, FOR APPROVAL OF THE BONUS REPLACEMENT OPTIONS PLAN AND FOR APPROVAL OF RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

    The undersigned hereby acknowledges receipt of the notice for the Annual Meeting, Proxy Statement and Annual Report to Stockholders.
              (CONTINUED AND TO BE SIGNED AND DATED ON OTHER SIDE)

/ / Please mark votes as in this example in blue or black ink.

The Board of Directors unanimously recommends a vote FOR all items.

1.         Election of four Class II Directors to serve until the 2000 Annual Meeting of
           Shareholders.
           Nominees:    U. Bertram Ellis, Jr.    Michael D. Rose    Michael I. Roth    Ronald
           Terry

1.


       / /  FOR all nominees       / /  WITHHELD from all nominees

       / / FOR, except vote withheld from the following nominee(s):_____________________________________________

2.         Approval of the Bonus Replacement Options Plan.

2.

       / /  FOR            / /  AGAINST            / /  ABSTAIN


3.         Ratification of appointment of Arthur Andersen LLP as auditors.

3.

       / /  FOR            / /  AGAINST            / /  ABSTAIN

4.         In their discretion, to act upon such other matters as may properly come before the meeting and any adjournment thereof.

4.


                                                  Mark here for address change
                                                  and note at left / /. The
                                                  undersigned hereby
                                                  acknowledges receipt of notice
                                                  of said meeting and the
                                                  related proxy statement.

                                                  ______________________________
                                                  (Signature)             (Date)

                                                  ______________________________
                                                  (Signature)             (Date)

                                                  Please sign the Proxy as your
                                                  name appears hereon. When
                                                  signing as Attorney, Executor,
                                                  Administrator, Trustee or
                                                  Guardian, please give title.
                                                  All Joint Owners should sign.